Exhibit 12

GTE North Incorporated and Subsidiary

STATEMENT OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(Thousands of Dollars)



                                                               Three Months
                                                                   Ended
                                                                 March 31,
                                                                   1998
                                                               ------------
Net earnings available for fixed charges:
  Income before extraordinary charge                           $    160,963
  Add - Income taxes                                                 97,448
        - Fixed charges                                              34,365
                                                               ------------

Adjusted earnings                                              $    292,776
                                                               ============

Fixed charges:
  Interest expense                                             $     32,517
  Portion of rent expense
      representing interest                                           1,848
                                                               ------------

Adjusted fixed charges                                         $     34,365
                                                               ============

RATIO OF EARNINGS TO FIXED CHARGES                                     8.52